Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (“Resignation Agreement”) is entered into as of July 5, 2012 by and between Waste Management, Inc. (the “Company”) and Steven C. Preston (“Preston”).

This Resignation Agreement is binding upon, and extends to, the parties and their past and present officers, directors, employees, shareholders, parent corporations, subsidiaries, affiliates, partners, agents, representatives, heirs, executors, assigns, administrators, successors, predecessors, family members, d/b/a’s, assumed names, and insurers, whether specifically mentioned hereafter or not. A reference to a party in this Resignation Agreement necessarily includes those persons and/or entities described in the foregoing sentence.

WITNESSETH:

WHEREAS, Preston and the Company previously entered into an Employment Agreement (the “Employment Agreement”);

WHEREAS, Preston has been employed by and has served as the Company’s Executive Vice President—Finance, Recycling and Energy Services since October 1, 2011;

WHEREAS, Preston has notified the Company of his desire to voluntarily resign from the Company without “Good Reason” as such term is defined in Section 5(d) and governed by Section 6(d) of the Employment Agreement; and

WHEREAS, the parties now jointly desire to amend and supplement the employment relationship and the Employment Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Resignation of Officer Positions; Termination of Employment. Effective as of August 1, 2012 (or, if later, the date on which the Company shall file its Quarterly Report on Form 10Q for the quarter ended June 30, 20120), Preston shall cease to be the Company’s Executive Vice President—Finance, Recycling and Energy Services. Thereafter, Preston’s employment with the Company shall continue until such employment terminates pursuant to the terms of this Resignation Agreement (the “Continued Employment Period”). Preston’s voluntary resignation from the Company without Good Reason (as defined in the Employment Agreement) shall be effective, and his employment relationship with the Company shall terminate, no later than October 15, 2012, unless his employment shall be earlier terminated by either party upon 30 days written notice.

2. Continued Employment Period. During the Continued Employment Period, Preston shall perform such duties and have such responsibilities as may be assigned to him from time to time by the Company’s President and Chief Executive Officer (including, but not limited to, transition and assisting and counseling his successor Chief Financial Officer). During the Continued Employment Period, the Company shall continue to pay Preston his current base salary in accordance with the Company’s standard payroll practices. Preston will not be eligible for any bonus for calendar year 2012. Preston has previously received certain equity awards, including a grant on or about October 4, 2011 and another grant on or about March 9, 2012 that vest over time. Preston acknowledges that, as a result of his voluntary resignation, he will forfeit all equity awards that are not vested when Preston ceases to be an employee of the Company.

Nothing in this Resignation Agreement (including, the terms of Paragraphs 1 and 2) shall in any way be interpreted or construed as a “Good Reason” event as defined in Section 5(d) of the Employment Agreement or otherwise require the Company to pay to Preston the post-employment severance amounts set forth in Section 6(e) of the Employment Agreement.

3. Settlement and Acquisition of Goodwill. Preston waives and releases any and all claims that the restrictive covenants contained in Paragraph 10 of the Employment Agreement (the “Employment Agreement Restrictive Covenants”) are not enforceable or are against public policy. Preston covenants not to file a lawsuit or arbitration proceeding, pursue declaratory relief, or otherwise take any legal action to challenge the enforceability of the Employment Agreement Restrictive Covenants. The parties agree that the promise of continued employment and the compensation and benefits associated with same referred to in Paragraph 2 above are, in part, consideration for the settlement of all disputes regarding the enforceability and application of Employment Agreement Restrictive Covenants, and are payment for exclusive right to the business goodwill, trade secrets, and confidential information developed by Preston in the course of his employment with the Company. To help preserve the value of the goodwill, trade secrets, and confidential information acquired herewith, it is agreed that Preston will comply with the Employment Agreement Restrictive Covenants (incorporated herein by reference) for the periods of time set forth therein. It is specifically agreed that the two-year Restricted Term set forth in Paragraph 10 of the Employment Agreement and the restrictions provided for therein shall commence upon Preston’s termination of employment with the Company. In the event that the Company, in its sole discretion, determines that Preston has engaged in activities that violate the Employment Agreement Restrictive Covenants, the Company shall have the right to discontinue and terminate Preston’ employment. Such termination of employment shall be in addition to and shall not limit injunctive relief and/or any and all other rights and remedies that the Company may have against Preston under the Employment Agreement or this Resignation Agreement.

4. Assistance and Cooperation. Preston agrees that he will cooperate fully with the Company and its counsel, upon their request, with respect to any proceeding (including any litigation, arbitration, regulatory proceeding, investigation or governmental action) that relates to matters with which Preston was involved while he was an employee of the Company or of which he has knowledge. Preston agrees to render such cooperation in a timely fashion and to provide Company personnel and the Company’s counsel with the full benefit of his knowledge with respect to any such matter. The Company shall reimburse Preston for actual and reasonable costs and expenses, including reasonable attorneys fees, related to his assistance in such matters.

5. Choice of Laws. This Resignation Agreement is made and entered into in the State of Texas, and shall in all respects be interpreted, enforced and governed under the laws of the State of Texas. The language of all parts of this Resignation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

6. Severability. Should any provision of this Resignation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Resignation Agreement.

7. Complete Agreement. The parties agree that the Employment Agreement (including any other amendments thereto) as modified by this Resignation Agreement, contains the full and final expression of their agreements with respect to the matters contained therein, and acknowledge that no other promises have been made to or by any of the parties that are not set forth in these Agreements.

The parties agree that neither the offer of, nor the execution of, this Resignation Agreement will be construed as an admission of wrongdoing by anyone. Instead, this Resignation Agreement is to be construed solely as a reflection of the parties’ desire to facilitate a peaceful separation of employment and to make sure there are no unresolved issues between them.

IN WITNESS WHEREOF, this Resignation Agreement is EXECUTED and EFFECTIVE as of the day set forth above.

STEVEN C. PRESTON (“Preston”)	WASTE MANAGEMENT, INC.

/s/ Steven C. Preston	/s/ David P. Steiner
Steven C. Preston	By:	David P. Steiner
Chief Executive Officer

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